Robinson Nugent, Inc. - 4 -




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                              FOR MORE INFORMATION, CONTACT:
                              ==================================
                              Larry W. Burke
                              President & Chief Executive Officer

                              OR

                              Anthony J. Accurso
                              Vice President, Treasurer & CFO
                              (812) 945-0211

FOR IMMEDIATE RELEASE
========================

 Robinson Nugent, Inc. Reports Third Quarter Results and Planned Common
                              Share Buyback
   ==================================================================

     NEW ALBANY, Ind. (April 26, 1996) -- Robinson Nugent, Inc. (OTC:

RNIC) has reported net income in the third quarter of $332,000 (6 cents per common share), compared to net income of $742,000

(14 cents per  common share), in the same quarter a year ago.  Net sales in the quarter ended March 31, 1996 increased 4 percent to $21,178,000 compared to $20,434,000 in the comparable prior period.

     The lower net income when compared to prior year reflects the additional cost of the Company's expansion in the European and Asian markets, the higher levels of depreciation associated with new products,

and competitive price pressure in various product lines.

     For the nine months ended March 31, 1996 net sales were $61,725,000 up 5 percent over net sales of $58,958,000 in the same nine months of

the prior year.  Net income for the nine months was at $1,076,000   (20

cents per share) compared to $2,777,000 (51 cents per share) in the prior period.



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     "The results of the third fiscal quarter, while improved over the second quarter, did not meet our expectations.  The sales increase quarter to quarter was less than prior years and reflects a slowing in the electronic markets we serve.  We have continued our strategy of investing in new products and expanding

our efforts in the Pacific Rim.  We continue to believe this is the right course for Robinson Nugent." stated Larry W. Burke, President and

Chief Executive Officer.

     Incoming customer orders in the third quarter ended March 31, 1996 amounted to $22.3 million, down slightly from orders of $22.5 million in the same quarter a year ago, however they were up 4 percent from orders of $21.6 million in the second quarter.  Customer orders for the nine months ended March 31, 1996 were $63.4 million compared to $59.8 million in the prior year period, an increase of $3.6 million or

6 percent.  Backlog of unshipped orders at March 31, 1996 amounted to

$16.9 million compared to

$14.5 million at March 31, 1995.

     The Company's Board of Directors has also authorized the purchase of up 500,000 of the outstanding Common Shares of the Company in open market, or privately negotiated, transactions.  The number of shares purchased, if any, will be dependent upon market conditions and will be subject to such terms and prices as management determines are appropriate.  Purchases may be made from time to time between May 1,

1996 and April 30, 1997.

     Larry W. Burke, President of Robinson Nugent, Inc. said:  "It appears to the Board of Directors that our shares are currently undervalued.  We have resources that can be applied to the repurchase of shares without adversely affecting our other business objectives and we view this program as an investment in our future."



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     Shares acquired in this program will be designated as treasury shares and will be available for general corporate purposes including use in the Company's stock option and employee stock purchase plans.

     As of March 31, 1996, the Company had 5,391,608 shares outstanding.

The common shares of Robinson Nugent, Inc. are traded on the NASDAQ system under the symbol RNIC.

     In other matters, the Company's Board of Directors declared a quarterly cash dividend of three cents per common share payable May 24,

1996 to shareholders of record May 10, 1996.

     Robinson Nugent, Inc. designs, manufactures, and markets electronic connectors, integrated circuit sockets and cable assemblies.  Its products are sold throughout the world for use by manufacturers of computers, networks and telecommunications equipment, automobiles and industrial controls, and a wide variety of other products to interconnect components of electronic systems.




                       Financial Highlights Follow
                          =====================


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                          Robinson Nugent, Inc.
                          Financial Highlights*
                             March 31, 1996
                  (In thousands except per share data)


                                Three Months Ended      Nine Months
Ended
                                =================       ================
                             3/31/96     3/31/95     3/31/96    3/31/95
                              ======      ======      ======     ======
Sales                        $21,178     $20,434     $61,725
$58,958

Gross profit                   4,744       5,066      14,277
15,904

GP%                            22.4%       24.8%       23.1%
27.0%

Selling, general & administrative expenses 3,952       3,449     11,738
11,206

Pretax income                    796       1,323       2,205
4,558

Net income                       332         742       1,076
2,777

Net income per share       $     .06    $    .14    $    .20
$    .51

Weighted average shares outstanding5,414   5,393       5,433
5,372





* Unaudited



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